EXHIBIT 99

FOR IMMEDIATE RELEASE:

OMAHA, October 1 -- Union Pacific Corporation said today that its subsidiary, Union Pacific Railroad, has unveiled a Service Recovery Plan aimed at eliminating congestion and restoring normal service across the nation's largest rail system.

In a quarterly report filed with the Surface Transportation Board
(STB), Union Pacific (NYSE: UNP) spelled out a series of actions that will move as many as 40,000 cars off the railroad and generate the equivalent of 400-600 locomotives for service recovery. The actions encompass train operations and yard activities throughout the UP system.

"We have left nothing to chance in this plan," said Dick Davidson, Union Pacific Corporation Chairman and Chief Executive Officer. "Throughout the organization there is every confidence that it will produce steady improvements over the next several weeks."

     Among the actions:

     Temporarily divert certain traffic over other railroads throughout the western two-thirds of the United States, including the Burlington Northern Santa Fe, Illinois Central, Kansas City Southern and a number of regional and short line railroads.

     Release selected traffic to other railroads. As an example, to free up congested lines the BNSF will operate several unit coal trains between the Powder River Basin in Wyoming and Texas.

     Divert trains from heavily-traveled routes along the Southern Corridor to other lightly used lines.

     Reroute trains around congested terminals by using satellite yards to handle switching. This will create additional track capacity at major yards in Texas, California and Nebraska to make room for the backlog of trains clogging mainlines.

     Suspend some unit coal trains. In addition, eliminate four unit coal trains between the Powder River Basin and Mexico and reduce export coal shipments from Utah to the Southern California ports.

     Reposition up to 600 locomotives -- the equivalent of total UP locomotive purchases between 1995-97. To accomplish this, fewer trains will be operated, shorter trains consolidated, locomotives leased, repairs expedited and the number of engines reduced on most intermodal trains.

The Service Recovery Plan was the end product of the most intensive service review in railroad history attended by company managers from across the 36,000-mile system. Problems at every major yard and rail corridor were identified and remedies were devised. "No solution, no matter how unconventional just a few weeks ago, was beyond consideration," said Davidson.

The railroad told the STB in its filing that service within the railroad's Central Corridor, roughly stretching from Chicago to Oakland, should return to acceptable levels within 30 days.

Service in the Southern Corridor running from Memphis and New Orleans through Texas and into Southern California should be back to normal within 60 to 90 days. Once this occurs, UP will begin to restore services that were temporarily withdrawn.

The service recovery effort is expected to adversely affect Union Pacific Corporation's financial performance for the remainder of 1997, and could lower earnings in first quarter 1998 as well.

While third quarter 1997 earnings are expected to be approximately 10-15 percent above last year's pro forma $.79 per share, this is lower than the increase previously expected by the company, and excludes one-time merger implementation costs as well as the gain from a real estate-related transaction.

Based upon preliminary estimates of the costs associated with the recovery plan, and the recovery timetable as filed with the Surface Transportation Board, the company estimates full-year earnings (excluding one-time merger implementation costs) could be up approximately 5-10 percent versus 1996 pro forma earnings per share of $2.71.


"Everyone at our company is working hard on restoring service to levels that will satisfy our customers," said Davidson. "We feel strongly that the major actions outlined in our recovery plan will allow this to happen and that customers will once again be offered the best possible service on Union Pacific."

Other highlights of the STB filing:

      The railroad reinforced its commitment to working with the Federal Railroad Administration and rail unions to address safety concerns. "UP/SP has fully accepted FRA's challenge to empower its operating employees and instill a stronger focus on safety throughout the organization," the STB filing said.

      Union Pacific said the schedule for implementing its computerized Transportation Control System on the former Southern Pacific has been advanced by several months and will be entirely completed by March 1, 1998.

(This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. This information is based on facts available at this time, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed above. Important facts that could cause such differences include, but are not limited to, whether the Service Recovery Plan described above achieves its goals, industry competition and regulatory developments, natural events such as severe weather, floods and earthquakes, the effects of adverse economic conditions affecting the Company's shippers, changes in fuel prices and the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation.)

For a detailed summary of the Service Recovery Plan: www.uprr.com. Visit "News Releases."